UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 21, 2011

Lenco Mobile Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53830	75-3111137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Chapala Street, Santa Barbara, California	93101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (805) 308-9199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 21, 2011, we issued a convertible promissory bride note to James L. Liang in the principal amount of $250,000 (the “Bridge Note”) in exchange for a $250,000 payment by Mr. Liang to us. Mr. Liang is currently the Chairman of our Board of Directors. Amounts outstanding under the Bridge Note accrue simple interest at 8% per annum, which is payable on demand.  Principal under the Bridge Note is due and payable on the earlier of July 31, 2012 or a change in control transaction. Payment of all amounts due under the Bridge Note are subordinated to our current and future senior indebtedness and payment obligations under our Series A Preferred Stock.

The $250,000 Bridge Note is an advance on a larger financing that we intend to raise to fund our working capital requirements and our planned acquisition of iLoop Mobile, Inc. as described in more detail in our Current Report on Form 8-K filed on November 7, 2011.  The Agreement and Plan of Merger with iLoop Mobile Inc. contemplates that we will raise a minimum of $11.5 million through the sale of equity securities.  The outstanding principal and interest under the Bridge Note automatically converts to equity securities on the same terms and conditions as our next qualified financing transaction. The information in this report does not constitute an offer of securities for sale.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Convertible Promissory Bridge Note Issued by Lenco Mobile Inc. to James L. Liang on November 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2011	Lenco Mobile Inc. By: /s/ Thomas Banks Thomas Banks Chief Financial Officer